Exhibit 10.9

EMPLOYMENT AGREEMENT

BETWEEN

UNITI GROUP INC. AND KENNETH GUNDERMAN

This Employment Agreement (this “Agreement”) is made and entered into as of August 1, 2025 (the “Effective Date”), by and between Uniti Group Inc., a Delaware corporation (“Uniti”), and Kenneth Gunderman (the “Executive”).

WHEREAS, Uniti Group Inc., a Maryland corporation (“Old Uniti”), previously entered into an Employment Agreement with the Executive effective and binding as of December 14, 2018 (the “Prior Agreement”); and

WHEREAS, the parties desire to replace the Prior Agreement with this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

1.1    “Base Salary” shall have the meaning given to such term in Section 5.1, except that where the Base Salary of the Executive has, notwithstanding the provisions of Section 5.1, been reduced, Base Salary shall mean the Base Salary without giving effect to the reduction.

1.2    “Beneficiary” shall mean the person so designated by the Executive in a written notice to Uniti prior to his death, and in the absence of a written beneficiary designation, the Executive’s Beneficiary shall be his surviving Spouse, or if he has no surviving Spouse, his estate, except (in each case) where otherwise required by law or the terms of an applicable compensation arrangement or employee benefit plan.

1.3    “Board” shall mean the Board of Directors of Uniti or a duly authorized committee of the Board, including, without limitation, the Compensation Committee of the Board.

1.4    “Cause” shall have the meaning given to such term in Section 7.3.

1.5    “Change in Control” shall mean any of the following events shall have occurred:

(i)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Uniti to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof, provided that a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of the assets or business operations of Uniti that generated 50% or more of the consolidated revenues of Uniti (determined on the basis of Uniti’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) to any Person or Group, together with any affiliates thereof, other than any Affiliate shall constitute a Change in Control under this Section 1.5(i);

(ii)    the commencement of the liquidation or dissolution of Uniti that occurs following the approval by the holders of capital stock of Uniti of any plan or proposal for such liquidation or dissolution of Uniti;

(iii)    any Person or Group becomes the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees of Uniti and such Person or Group actually has the power to vote such shares in any such election;

(iv)    the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period; or

(v)    a merger or consolidation of Uniti with another entity in which holders of Uniti’s common stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any award subject to Section 409A of the Code.

1.6    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7    “Compensation Committee” shall mean the Compensation Committee of the Board or, with respect to any period during which there is no Compensation Committee of the Board, the Board.

1.8    “Confidential Information” shall have the meaning given to such term in Section 8.2.

1.9    “Disability” shall mean the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of his usual duties as contemplated by Section 3, except for an incapacity of the Executive for a period of less than 180 consecutive calendar days or any incapacity for which the Board has not provided Executive with at least 20 business days advance written notice that it intends to seek competent medical advice as to whether or not a Disability exists. The existence of a “Disability” shall be determined by the Board in the good faith exercise of its discretion upon receipt of and in reliance on competent medical advice from one or more individuals who are qualified to give professional medical advice on the matters that are relevant to the Executive’s condition selected by the Board.

1.10    “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as such law, rules and regulations may be amended, supplemented or replaced from time to time.

1.11    “Good Reason” shall mean the occurrence on or after the Effective Date and no more than 90 calendar days prior to the date that Notice of Termination is given by the Executive in accordance with Section 7.6, without the Executive’s express written consent, of any one or more of the events described in (A), (B), (C), or (D) of subsection (i) of this Section 1.11.

(i)    Executive may treat any of the following occurrences as a “Good Reason” condition: (A) any action of Uniti that results in a material adverse change in the Executive’s position (including status, title, and reporting requirements), authorities, duties, or other responsibilities; (B) a reduction by Uniti in the Executive’s (x) Base Salary or (y) aggregate Base Salary and target annual incentive opportunity; (C) the failure of the Board to nominate the Executive for election or re-election to the Board following Effective Date; (D) a material breach by Uniti of any provision of this Agreement; (E) a material diminution in the budget over which Executive retains authority; (F) a material change in the geographic location (i.e., to a location more than 35 miles from Executive’s primary work location prior to such change) at which Executive is required to perform services; and (G) Uniti’s election not to renew this Agreement in accordance to Section 2 hereof.

(ii)    Notwithstanding any other provision of this Agreement to the contrary, before the Executive may resign for Good Reason, Uniti must have an opportunity within 30 days following delivery of Executive’s Notice of Termination to cure the Good Reason condition;

(iii)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any of the following occurrences constitute “Good Reason”: (A) a reduction in any component of the Executive’s compensation (other than Executive’s Base Salary) if coincident with the reduction in that component of the Executive’s compensation one or more other components of the Executive’s compensation is or are increased or a substitute or alternative is provided so that the Executive’s overall compensation is not materially reduced; (B) the Executive does not earn cash bonuses or benefit from equity incentives awarded to the Executive because one or more performance goals or targets (including appreciation in value related to equity awards) was or were not achieved; or (C) Executive’s suspension for any period during which the Board is making a determination whether to terminate the Executive for Cause in accordance with Section 7.3.

1.12    “Non-Interference/Assistance Period” shall mean the period commencing with the Termination Date and ending on the first anniversary of the Termination Date (in the event of termination pursuant to Sections 7.3 and 7.5 hereof) or on the second anniversary of the Termination Date in the event of all other termination scenarios contemplated herein.

1.13    “Notice of Termination” shall have the meaning given to such term in Section 12.1.

1.14    “Ordinary Termination Benefits” shall mean (i) the Executive’s Base Salary earned but not paid through the Termination Date and (ii) Other Vested Benefits.

1.15    “Other Vested Benefits” shall mean all accrued but unpaid vacation pay as of the Termination Date and any amount payable to Executive under any incentive compensation plan implemented and approved by the Board on or after Effective Date, to the extent such incentive compensation is payable in accordance with the terms of any such plan with respect to the measuring period ending immediately prior to the measuring period during which the Termination Date occurs, but expressly excluding Base Salary or Severance Benefits.

1.16    “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

1.17    “Protective Covenants” shall mean the Executive’s obligations under Section 8 of this Agreement.

1.18    “Section 409A” shall mean Section 409A of the Code, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

1.19    “Release” shall have the meaning given to such term in Section 7.7.

1.20    “Release Condition” shall have the meaning given to such term in Section 7.7.

1.21    “Severance Benefits” shall mean a lump sum payment, in cash, equal to two and a half (2.5) times the sum of: (a) Executive’s annual Base Salary in effect on the Termination Date and (b) the average of the annual bonus payments paid to Executive under an Annual Incentive Plan during the three years (including with respect to the period prior to the Effective Date with Old Uniti) preceding the year in which the Termination Date occurs. This amount shall be in lieu of any severance benefits to which the Executive would otherwise be entitled or eligible to receive under any severance plan, program, policy or practice or contract or agreement of the Uniti Group.

1.22    “Spouse” shall mean the person (if any) to whom the Executive is legally married at the relevant time, or if the Executive is deceased, the person (if any) to whom the Executive was legally married at the time of the Executive’s death.

1.23    “Term” shall have the meaning given to such term in Section 2.

1.24    “Termination Date” shall mean the effective date of the termination of the Executive’s employment with the Uniti Group during the Term that constitutes a “separation from service” within the meaning of Section 409A. Uniti and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in Section 7 of this Agreement constitutes a “separation from service” within the meaning of Section 409A, and the date on which such separation from service takes place shall be the “Termination Date.”

1.25    “Uniti Group” shall mean, collectively, Uniti and all other entities that are direct or indirect subsidiaries or affiliates of Uniti from time to time, and a “member” of the Uniti Group shall mean Uniti or any of such entities.

1.26    “Uniti Parties” shall have the meaning given to such term in Section 8.5.

Section 2. Term of Agreement.

(A)    Uniti shall employ the Executive, and may cause any other member of the Uniti Group to employ the Executive, and the Executive shall continue his employment in accordance with the terms and conditions set forth herein, for the “Term” of this Agreement.

(B)    The “Term” shall mean the period commencing on the Effective Date and ending on the earlier of (i) the Termination Date, or (ii) the one-year anniversary of the Effective Date. To the extent not previously terminated, the Term shall be automatically renewed for successive one-year periods upon the terms and conditions set forth herein, commencing on the one-year anniversary of the Effective Date, and on each anniversary of such Term extension thereafter, unless either party gives the other party Notice of Termination at least 90 calendar days prior to the end of such initial or extended Term that the Term shall not be so extended; provided, however, in the event of a Change in Control, the Term shall continue for a two-year period following such Change in Control, and automatically renew for successive one-year periods thereafter as described in this Section 2(B). For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

Section 3. Position and Responsibilities.

(A)    During the Term, the Executive shall serve as the Chief Executive Officer and President of  Uniti, with such duties and responsibilities as are commensurate with such positions, reporting directly to the Board. In addition, Uniti shall cause the Executive to serve as a member of the Board, and during the Term, the Executive shall remain on the Board, subject to Section 8.6.

(B)    The Executive agrees to serve, without additional compensation, as an officer and director for each member of the Uniti Group, as determined by the Board, provided, that such service does not materially interfere with the Executive’s performance of his duties and responsibilities as a member of the Board and Chief Executive Officer and President of Uniti.

(C)    Executive acknowledges and agrees to comply with the Uniti’s stock ownership guidelines for the Chief Executive Officer position, as the same may be adopted and amended from time to time.

(D)    Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation paid or payable to Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or Uniti’s clawback policies, and as the same may be amended from time to time.

Section 4. Standard of Care.

During the Term, the Executive shall devote substantially his full business time, attention, and energies to the business of the Uniti Group. During the Term, it shall not be a violation of this Agreement for the Executive to serve as a director of or officer of or otherwise participate in  civic, charitable, and educational organizations so long as that service or participation is not injurious to the Uniti Group, does not violate any provision of Section 8, and does not interfere with the performance of his duties for the Uniti Group. During the Term, the Executive shall:

(A)     Devote his best efforts to the fulfillment of his employment obligations hereunder;

(B)    Exercise the highest degree of care and loyalty to the Uniti Group and the highest standards of conduct in the performance of his duties;

(C)    Comply with the policies, corporate governance board guidelines and code of ethics of each member of the Uniti Group; and

(D)    Do nothing that harms, in any way, the business or reputation of the Uniti Group.

Section 5. Compensation.

As remuneration for all services to be rendered to the Uniti Group by the Executive during the Term and except as otherwise provided in this Agreement, Uniti shall pay or provide, or cause another member of the Uniti Group to pay or provide, to the Executive the following:

5.1     Base Salary.

During the Term, and effective on the Effective Date, the Executive shall receive a base salary (“Base Salary”) at a rate of no less than $725,000 per annum. During the Term, the Executive’s Base Salary shall be reviewed annually following the Effective Date by the Board and may be increased by the Board in its sole and absolute discretion. If so increased, the Base Salary shall be increased for all purposes of this Agreement. Once so increased, the Base Salary shall not be decreased during the Term. The Executive’s Base Salary shall be paid to the Executive in installments throughout the year, consistent with the normal payroll practices of Uniti.

5.2     Annual Bonus.

For each fiscal year during the Term, the Executive shall be eligible to participate in an annual incentive compensation plan, to be implemented with the Board’s approval under terms and conditions no less favorable than other senior executives of Uniti (an “Annual Incentive Plan”). For each fiscal year during the Term, the metrics associated with Executive’s target bonus opportunity shall be determined by the Board. Executive’s target bonus opportunity under the annual incentive plan referenced in this Section 5.2 shall be equivalent to 150% of Executive’s then Base Salary, and, subject to the terms of the annual incentive compensation plan and based on the sole discretion and approval of the Compensation Committee, Uniti may increase Executive’s bonus payment under such an annual incentive compensation plan to an amount equivalent to 200% of Executive’s then Base Salary during any fiscal year during the Term. Nothing contained in this Section 5.2 will guarantee Executive any specific amount of bonus payment or other incentive compensation, or prevent the Board from establishing performance goals and compensation targets applicable only to the Executive.

5.3     Deferred Compensation Plan.

Executive shall continue to be eligible to participate in a deferred compensation plan implemented by the Board, subject to the terms of such deferred compensation plan.

5.4     Other Benefits.

During the Term, subject to approval by the Compensation Committee, the Executive shall continue to be eligible to participate in all equity incentive, employee benefits and perquisite plans, programs and arrangements that are no less favorable to the Executive than the plans, programs and arrangements provided to other senior executives of Uniti from time to time.

Section 6. Expense Reimbursement.

Uniti shall pay or reimburse the Executive for ordinary and necessary employment-related business expenses of the Executive on a basis that is no less favorable to the Executive than the basis on which payment or reimbursement of employment-related business expenses is made from time to time to other senior executives of Uniti.

Section 7. Employment Termination.

7.1     Termination Due to Death. In the event of the death of the Executive during the Term, Uniti shall pay or provide to the Executive’s Beneficiary, in full satisfaction of all amounts due, the Ordinary Termination Benefits and one (1) times the Executive’s annual Base Salary in effect on the Termination Date.

7.2     Termination Due to Disability. In the event of the Executive’s Disability during the Term, the Board may terminate or cause to be terminated the Executive’s employment under this Agreement by Notice of Termination of the termination of Executive’s employment for Disability in accordance with this Section 7.2 given at least 10 business days prior to the effective date of such termination. A termination for Disability shall become effective upon the end of the 10-business-day notice period. Upon the Termination Date on account of Disability, Uniti shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits and one (1) times the Executive’s annual Base Salary in effect on the Termination Date.

7.3     Termination for Cause.

(A)     The Board may terminate or cause to be terminated Executive’s employment under this Agreement for “Cause” in accordance with this Section 7.3 at any time during the Term. Upon a termination for Cause under this Section 7.3 during the Term, Uniti shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

(B)     “Cause” shall mean (i) the willful failure by Executive substantially to perform Executive’s duties with the Uniti Group, other than any failure resulting from Executive’s incapacity due to physical or mental illness or any actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive in accordance with Section 7.6, that continues for at least 30 calendar days after Uniti delivers to Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that Executive willfully has failed substantially to perform Executive’s duties; (ii) a conviction, guilty plea or plea of nolo contendere of Executive for any felony; (iii) gross negligence or willful misconduct by Executive that is intended to or does result in Executive’s substantial personal enrichment or a material detrimental effect on the reputation or business of any member of the Uniti Group; (iv) a material violation by Executive of the corporate governance board guidelines or code of ethics of any member of the Uniti Group; (v) a material violation by Executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the use of illegal drugs by Executive or a violation by Executive of the drug and/or alcohol policies of any member of the Uniti Group; or (vii) a material breach by Executive of any Protective Covenants during the Term. For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Uniti Group. Whether an act or failure to act by Executive constitutes “Cause” shall be determined subject to the following requirements:

(i)      Notice of Termination shall be provided to the Executive not less than 10 business days prior to the effective date of the termination setting forth the intention of the Board to consider terminating Executive for Cause, including a statement of the intended effective date of termination and a description of the specific facts believed to constitute Cause;

(ii)     None of the acts or omissions of Executive that the Board believes to constitute Cause shall have occurred more than 365 calendar days before the earliest date on which any member of the Board who is not a party to the act or omission knew or should have known of such act or omission;

(iii)    Executive shall be offered an opportunity to respond to the statement required by clause (i) above by appearing in person, together with Executive’s legal counsel, before the Board prior to the Termination Date;

(iv)    By the affirmative vote of at least 75 percent of the non-employee members of the Board present at the Board meeting at which the determination is made, the Board shall determine that the specified facts constituted Cause and that the Executive’s employment should accordingly be terminated for Cause; and

(v)      Uniti shall provide Executive a copy of the Board’s written determination setting forth with specificity the basis of the termination for Cause and stating the effective date of termination.

Any purported termination for Cause that does not satisfy each substantive and procedural requirement of this Section 7.3(B) shall be treated for all purposes under this Agreement as a termination of Executive’s employment under Section 7.6.

(C)     By sole determination of the Board, Uniti (and any other member of the Uniti Group then employing the Executive) may, upon written notice to the Executive, suspend the Executive from his duties for a period of up to 30 calendar days with full pay and benefits hereunder during the period of time during which the Board is making a determination under Section 7.3(B) whether to terminate Executive’s employment for Cause.

7.4     Voluntary Termination by the Executive Other Than for Good Reason.

(A)       The Executive may terminate his employment under this Agreement other than for Good Reason in accordance with this Section 7.4 at any time during the Term by giving the Board at least 30 calendar days’ prior Notice of Termination in accordance with this Section 7.4. The termination automatically shall become effective upon the expiration of the notice period. The Executive’s right to terminate his employment under this Section 7.4 shall not be affected by the Executive’s disability or incapacity.

(B) Upon a termination other than for Good Reason under this Section 7.4 during the Term, Uniti shall pay or provide to the Executive, in full satisfaction of all amounts due, the Ordinary Termination Benefits.

7.5     Termination Following a Change in Control.

(A)      Subject to the conditions set forth in subparagraphs of this Section 7.5, if a Payment Trigger occurs during the Term, Uniti, including for purposes of this Section 7.5 any successor to Uniti’s business or assets by operation of law or otherwise, shall pay to Executive the following amounts in cash as follows:

(i)      the Ordinary Termination Benefits, to be paid in a lump sum within 10 business days following the Payment Trigger;

(ii)     the amount of any incentive compensation that has been allocated or awarded to Executive pursuant to an incentive compensation plan contemplated under Section 5.2 of this Agreement for a completed fiscal year or other completed measuring period preceding the occurrence of the Termination Date under any such incentive compensation plan but has not yet been paid to Executive, and such amount shall be paid in a lump sum within (x) the 30-day period commencing on the 60th day following the Payment Trigger, or (y) any earlier date as required by the applicable incentive compensation plan or plans, respectively;

(iii)    the product of (x) the Annual Incentive Target in effect immediately prior to the Payment Trigger under the terms of any incentive compensation plan that the Board has implemented as contemplated in Section 5.2 of this Agreement and (y) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Termination Date, and the denominator of which is 365, reduced by the amount, if any, paid or payable to Executive under the terms of any such incentive compensation plan or plans, respectively, that the Board has implemented as contemplated in Section 5.2 of this Agreement with respect to the fiscal year during which the Payment Trigger occurs, and such amount shall be paid in a lump sum within (I) the 30-day period commencing on the 60th day following the Payment Trigger, or (II) any earlier date as required by the applicable incentive compensation plan or plans, respectively;

(iv)   a lump sum in cash within the 30 day period commencing on the 60th day following the Payment Trigger an amount equal to the product of: (i) two and a half (2.5) multiplied by, (ii) the sum of: (x) the higher of

Executive’s annual Base Salary in effect immediately prior to the occurrence of the Change in Control or Executive’s annual base salary in effect immediately prior to the Payment Trigger, plus (y) the highest of (1) Executive’s Annual Incentive Target in effect immediately prior to the occurrence of the Change in Control, (2) Executive’s Annual Incentive Target in effect immediately prior to the Payment Trigger and (3) the average of the annual bonus payments paid to Executive under an Annual Incentive Plan during the three years preceding the year in which the Termination Date occurs (including with respect to the period prior to the Effective Date);

(v)    Up to $25,000 for executive transition/outplacement services received by Executive (i) prior to the one year anniversary of the Termination Date (ii) through a third party professional provider of such services identified and retained by Executive;

(vi)     a lump sum in cash within the 30 day period commencing on the 60th day following the Termination Date an amount equal to the product of (i) Executive’s monthly premium for health and dental insurance continuation coverage for the Executive and Executive’s family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on the monthly premium rate for such coverage in effect on the Termination Date, multiplied by (ii) twenty-four (24) months; and

(vii)     to the extent not theretofore paid or provided, Uniti shall pay to Executive all vested benefits or other amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Uniti Group at or subsequent to the Payment Trigger in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(B)     For purposes of this Agreement, the term “Payment Trigger” shall mean the occurrence of a Change in Control during the Term of this Agreement coincident with or followed at any time before the end of the second anniversary of the Change in Control by the termination of the Executive’s employment with Uniti, including for purposes of this Section 7.5 any successor to Uniti’s business or assets by operation of law or otherwise, in a manner that constitutes a “separation from service,” as defined in Section 409A of the Code, for any reason other than (i) by the Executive without Good Reason, (ii) by Uniti, including for purposes of this Section 7.5 any successor to Uniti’s business or assets by operation of law or otherwise, as a result of Executive’s Disability or with Cause or, (iii) as a result of Executive’s death.

(C)     Notwithstanding any other provision of this Agreement to the contrary, no amount or benefit shall be payable under Section 7.5 of this Agreement (other than the Ordinary Termination Benefits) unless there shall have occurred a Payment Trigger during the Term. In no event shall payments in accordance with Section 7.5 of this Agreement be made in respect of more than one Payment Trigger. Furthermore, notwithstanding the foregoing, if Executive receives the payments and benefits in accordance with paragraphs (A)(ii) through (vii) of this Section 7.5, Executive shall not be entitled to any severance pay or benefits under any severance plan, program, or policy of the Uniti Group or under Section 7.6 of this Agreement.

(D)     Notwithstanding any other provision of this Agreement to the contrary, no purported termination of Executive’s employment that is not effected in accordance with a Notice of Termination satisfying Section 12.1 shall satisfy the conditions precedent to any entitlement to payment under Section 7.5 of this Agreement. Executive’s right, following the occurrence of a Change in Control, to terminate his employment under this Agreement for Good Reason shall not be affected by the Executive’s Disability or incapacity.

(E)     No payment of any kind shall be owed or paid to Executive pursuant to Section 7.5 of this Agreement (other than the Ordinary Termination Benefits) unless Executive (i) complies with the Release Condition, including for purposes of this Section 7.5 any successor to Uniti’s business or assets by operation of law or otherwise and (ii) delivers such executed general release to Uniti within 60 days following the Payment Trigger. Uniti, including for purposes of this Section 7.5 any successor to Uniti’s business or assets by operation of law or otherwise, shall present such general release to Executive as an offer within 10 days following the Payment Trigger, and which offer shall be binding on Executive and Uniti, including for purposes of this Section 7.5 any successor to Uniti’s business or assets by operation of law or otherwise, upon Executive’s acceptance and non-revocation of the general release. Notwithstanding the foregoing, if the 60-day period following Payment Trigger spans two calendar years, in no event will any payments or benefits that constitute “deferred compensation” within the meaning of Section 409A of the Code, be paid prior to the first day of such second calendar year.

(F)    In the event that it shall be determined by the Accounting Firm that any Payment to the Executive would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to the Executive to the Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Benefit if the Executive’s Payments were reduced to the Reduced Amount. If, instead, the Accounting Firm determines that the Executive would have a greater Net After-Tax Benefit if the Executive’s Payments were not reduced to the Reduced Amount, the Executive shall receive all Payments to which the Executive is entitled under this Agreement.

(G) If the Accounting Firm determines that the aggregate Payments otherwise payable to Executive should be reduced to the Reduced Amount pursuant to this Section 7.5, Uniti shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7.5 shall be binding upon Uniti and Executive and shall be made within thirty (30) business days after a termination of the Executive’s employment or such earlier date as requested by Uniti. The reduction of Executive’s Payments to the Reduced Amount, if applicable, shall be made by reducing the Payments under the following sections of this Agreement (and no other Payments) in the following order: (i) Section 7.5(A)(v), (ii) Section 7.5(A)(iii), (iii) Section 7.5(A)(vi), and (iv) 7.5(A)(vii). All fees and expenses of the Accounting Firm pursuant to this Section 7.5 shall be borne solely by Uniti.

(H) The following terms shall have the following meanings for purposes of this Section 7.5.

(i)     “Accounting Firm” shall mean an independent, nationally recognized accounting firm designated by Uniti prior to a Change in Control; provided that if the Accounting Firm is not willing or able to value the restrictive covenants in Section 8, then the restrictive covenants shall be valued by an independent third-party valuation specialist selected by Uniti prior to a Change in Control.

(ii)     “Annual Incentive Target” shall mean with respect to any measuring period, the amount of cash compensation that would be payable to the Executive under Uniti’s annual incentive compensation plan (as the same is established pursuant to Section 5.2 hereof) for such measuring period, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of such plan as the “target” level of performance has been achieved. Where no level of performance has been specifically identified as the “target” level, the “target” level shall be (i) the only level if one level is identified, (ii) the higher of two levels if two levels are identified, and (iii) the highest level if three or more levels are identified. Where the amount of compensation depends on the achievement of multiple performance goals, the achievement of each target level of performance with respect to each goal shall be assumed.

(iii)     “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iv)     “Net After-Tax Benefit” shall mean the aggregate Value of all Payments to Executive, net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm after taking into account any value attributable to the restrictive covenants in Section 8 that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(v)     “Payment” shall mean any payment or distribution by Uniti in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive that is contingent on a Payment Trigger, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise.

(vi)     “Reduced Amount” shall mean the greatest amount of Payments that can be paid to Executive that would not result in the imposition of the Excise Tax upon Executive if the Accounting Firm determines to reduce Payments to Executive pursuant to this Section 7.5, determined after taking into account any value attributable to the restrictive covenants in Section 8 that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(vii)     “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

7.6     Termination by Uniti Other Than for Cause or by Executive for Good Reason.

(A)     The Board may, in the exercise of its sole and absolute discretion, terminate or cause to be terminated Executive’s employment under this Agreement other than for Cause in accordance with this Section 7.6 at any time during the Term by Notice of Termination to Executive specifying the effective date of termination, which effective date shall not be earlier than the date on which the Notice of Termination under this Section 7.6 is given to Executive. Executive may terminate his employment under this Agreement for Good Reason in accordance with this Section 7.6 at any time during the Term by giving Uniti 30 calendar days’ Notice of Termination in accordance with this Section 7.6, which must set forth in reasonable detail the facts and circumstances that are claimed to provide a basis for the Good Reason termination. The termination automatically shall become effective upon the expiration of the applicable cure period. Executive’s right to terminate his employment for Good Reason under this Section 7.6 shall not be affected by the Executive’s Disability or incapacity. Executive’s continued employment under this Agreement shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

(B)     Subject to the satisfaction of the Release Condition (other than with respect to the Ordinary Termination Benefits), upon a termination by Uniti other than for Cause or by the Executive for Good Reason under this Section 7.6 during the Term, Uniti shall pay or provide or cause another member of the Uniti Group to pay or provide to the Executive in full satisfaction of all amounts due (i) the Ordinary Termination Benefits, to be paid in a lump sum within 10 business days following the Termination Date; (ii) the Severance Benefits in a single lump sum within 10 business days after the Release Condition set forth in Section 7.7 is satisfied; (iii) if the Termination Date occurs on or after April 1 of the applicable year of termination, an amount (if any) equal to the product of (x) Executive’s bonus earned under an Annual Incentive Plan for the fiscal year of termination based on actual performance (as determined by Uniti) and (y) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Termination Date, and the denominator of which is 365, payable when bonuses under the applicable Annual Incentive Plan for such fiscal year are paid to other similarly situated executives of Uniti, but not later than March 15 of the year following the year of termination; and (iv) a cash amount equal to the product of (x) Executive’s monthly premium for health and dental insurance continuation coverage for the Executive and Executive’s family under the COBRA, based on the monthly premium rate for such coverage in effect on the Termination Date, multiplied by (y) twenty-four (24) months in single lump sum within 10 business days after the Release Condition set forth in Section 7.7 is satisfied. Notwithstanding any other provision of this Agreement to the contrary, a payment made to Executive under Section 7.6 shall be in lieu of any eligibility for Executive to receive any payment under Section 7.5 and vice versa. For the sake of clarity, under no circumstances shall Executive be entitled to receive a combination of payments under Sections 7.5 and 7.6.

7.7     Release. Notwithstanding anything contained in this Agreement to the contrary, no Severance Benefits shall be payable to Executive pursuant to this Agreement unless Executive timely executes and does not timely revoke a release in the form set forth as Exhibit A (the “Release”) within 60 days following the Termination Date (the “Release Condition”). Notwithstanding the foregoing, if the 60-day period following Termination Date spans two calendar years, in no event will any payments or benefits that constitute “deferred compensation” within the meaning of Section 409A of the Code, be paid prior to the first day of such second calendar year.

7.8     Non-Exclusivity of Rights.

Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Uniti Group at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Ordinary Termination Benefits shall be paid in a single cash lump sum within 10 business days after the Termination Date.

Section 8. Protective Covenants by Executive.

8.1     Return of Property.

Within five calendar days after the Termination Date, subject to the Employee Protections (as defined below), Executive shall deliver to Uniti all of the Uniti Group’s property in his possession, custody or control, including, without limitation, all keys and credit cards, all computers, devices and fax machines, and all files, documents, data and information in any medium relating in any way to the Uniti Group or its employees, suppliers, customers or business.

8.2     Non-Disclosure.

Executive acknowledges that in the course of his employment with and work for the Uniti Group he has had and will have access to confidential information and trade secrets proprietary to the Uniti Group, including, without limitation information relating to the Uniti Group’s products, suppliers, and customers, the sources, nature, processes, costs and prices of the Uniti Group’s products, the names, addresses, contact persons, purchasing and sales histories, and preferences of the Uniti Group’s suppliers and customers, the Uniti Group’s business plans and strategies, and the names and addresses of, amounts of compensation paid to, and the trading and sales performance of the Uniti Group’s employees and agents (“Confidential Information”). Executive further acknowledges that the Confidential Information is proprietary to the Uniti Group, that the unauthorized disclosure of any of the Confidential Information to any person or entity will result in immediate and irreparable competitive injury to the Uniti Group, and that such injury cannot adequately be remedied by an award of monetary damages. Accordingly, subject to the Employee Protections, Executive shall not at any time disclose any of Uniti’s Confidential Information to any person or entity who is not properly authorized by the Uniti Group to receive the information without the prior written consent of the Chairman of the Board of Uniti (which consent may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event the Executive will give the Chairman of the Board of Uniti prompt written notice of such subpoena or other legal process in order to permit Uniti to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chairman of the Board of Uniti (which consent may be withheld for any reason or no reason).

Notwithstanding the foregoing, nothing in this Agreement or otherwise limits, restricts, or in any other way affects the Executive’s communicating with any governmental agency or entity, including the U.S. Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires the Executive to provide notice the Company with notice of the same. No member of Uniti Group may retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other governmental entity.  Moreover, nothing in this Agreement or otherwise prohibits the Executive from notifying Uniti that the Executive is going to make a report or disclosure to law enforcement. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that the Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding. In addition, if the Executive files a lawsuit for retaliation by any member of Uniti Group for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means. The protections set forth in this paragraph are collectively referred to as the “Employee Protections”.

8.3     Non-Competition.

Executive shall not during his employment with the Uniti Group and thereafter until the expiration of the Non-Interference/Assistance Period, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, anywhere in the United States, engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the ownership, formation or operation of any business entity or enterprise whose business activities involve acquiring, owning, leasing and/or operating (i) communication distribution systems.Nothing in this Section 8.3 shall prohibit Executive from being: (x) a shareholder in a mutual fund or a diversified investment company or (y) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

8.4     Non-Interference.

Executive shall not during his employment with the Uniti Group and thereafter until the expiration of the Non-Interference/Assistance Period employ, or assist any person or entity in employing, any employee of any member of the Uniti Group. Executive shall not during his employment with the Uniti Group and thereafter until the expiration of the Non-Interference/Assistance Period solicit, or assist any person or entity to solicit, any employee of any member of the Uniti Group to leave the Uniti Group’s employment or to become employed by any entity that is not a member of the Uniti Group.

8.5     Harmful Statements.

Executive shall not, subject to the Employee Protections, at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of Uniti, any member of the Uniti Group, or any of their parents, subsidiaries, affiliates, or their respective officers, directors, employees, shareholders, trustees, administrators, or employee benefit plans, or the representatives, employees, agents, predecessors, successors, heirs, or assigns of any of the foregoing (hereinafter “Uniti Parties”), or their business or operations, or that place any of the Uniti Parties in a bad light, other than any such statement or information that is made or disseminated by Executive in a good faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by Executive of any right Executive has related to his employment with the Uniti Group. The Uniti Group shall instruct its officers and directors not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of Executive or his service to the Uniti Group or their predecessors, or that place Executive in a bad light, other than any such statement or information that is made or disseminated by the Uniti Group in a good faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by the Uniti Group of this Agreement or the Release.

8.6     Resignations.

Notwithstanding any other provision of this Agreement, upon termination of Executive’s employment with the Uniti Group, and unless otherwise requested by the Board, Executive shall immediately resign as of the Termination Date from all positions that he holds or has ever held with Uniti and the Uniti Group (and with any other entities with respect to which Uniti has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Uniti Group. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by Uniti, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

8.7     Challenge to Validity.

Executive shall not at any time commence any action, suit, arbitration or proceeding challenging the validity or enforceability of any provision of this Agreement, or adjudicate the limits or scope of any of its provisions, and Executive shall not assert, in any action, suit, arbitration or proceeding against Executive by any Uniti Group member for a breach by Executive of any of the covenants in this Section 8 that any provision of the covenants is invalid or unenforceable in any respect or to any extent, irrespective of the outcome of any such action, suit or proceeding.

8.8     Assistance to Uniti.

During the Non-Interference/Assistance Period, Executive shall provide such information and assistance as Uniti reasonably requests to assist any Uniti Group member in the mediation, arbitration, or litigation of any, claim, action, suit or proceeding maintained against any Uniti Group member arising from events occurring during Executive’s employment with the Uniti Group, provided that Uniti shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in complying with this Section 8.8.

8.9     Revision.

If a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

Section 9. Successors; Binding Agreement; Assignment.

9.1     As to Uniti.

This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by Uniti and its successors. For purposes of this Section 9.1, the term “successor” shall mean any successor to the business or assets of Uniti by operation of law or otherwise, including, without limitation, any person, corporation, partnership, or entity that, directly or indirectly, whether by purchase, merger, consolidation, or otherwise, acquires all or substantially all of the business or assets of Uniti (and each successor to a successor to Uniti), including with respect to the Merger referenced herein. Any such successor shall be deemed to be Uniti for all purposes of this Agreement. In addition to any obligations imposed by law upon any successor, Uniti shall require any successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Uniti would be required to perform it if no succession had taken place. A failure of Uniti to obtain the assumption of and agreement to perform this Agreement prior to the effectiveness of any succession shall be a material breach of this Agreement by Uniti. The provisions of this Section 9.1 shall apply to each successor to any successor of Uniti. Notwithstanding the foregoing provisions of this Section 9.1, Uniti and any other predecessor to a successor shall remain, with each successor, jointly and severally liable for all obligations of Uniti hereunder. Except as provided in this Section 9.1, this Agreement shall not be assigned by Uniti, and any purported assignment of this Agreement by Uniti (except as provided in this Section 9.1) shall be void.

9.2     As to Executive.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, and administrators. If Executive should die while any amounts payable to Executive hereunder remain outstanding, unless otherwise provided herein, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s Beneficiary, determined in accordance with Section 7.1. This Agreement shall not be assigned by Executive, and any purported assignment of this Agreement by Executive shall be void.

Section 10. Dispute Resolution and Notices.

10.1     Dispute Resolution.

(A)     Any dispute or controversy arising out of or in connection with this Agreement shall be settled by binding arbitration. The arbitration proceeding shall be conducted before a panel of three arbitrators sitting (i) if the

Executive is employed by an Uniti Group member at the time of the initiation of the arbitration, in the municipality in which the Executive’s principal place of employment is located at the time, and (ii) if the Executive’s employment with the Uniti Group has terminated prior to the time of initiation of the arbitration, at a location which is within 50 miles of the location of the Executive’s principal place of employment at the time of his termination of employment. The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect. Judgment maybe entered on any arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Uniti Group shall not be required to seek or participate in arbitration regarding any breach or threatened breach by the Executive of his Protective Covenants, but may pursue its remedies for such breach in a court of competent jurisdiction in a federal district court or state court located in Pulaski County, Arkansas.

(B)     Except as otherwise provided in this Section 10.1(B), and to the fullest extent permitted by applicable law, all expenses of any arbitration under Section 10.1(A) incurred by the Executive at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 10th anniversary of the date of the Effective Date, including, without limitation, the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or proceeding, and any prejudgment interest, calculated at the rate provided by law, shall be paid by Uniti as incurred (within 10 days following Uniti’s receipt of an invoice from the Executive), whether or not the Executive prevails in such arbitration; provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that Uniti is obligated to pay in any given calendar year pursuant to this Section 10.1(B) shall not affect the legal fees and expenses that Uniti is obligated to pay in any other calendar year, and the Executive’s right to have Uniti pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. If the Executive does not prevail (after exhaustion of all available arbitral remedies), and the arbitration panel affirmatively finds that the Executive instituted the proceeding in bad faith or that the Executive’s claims were frivolous, no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay Uniti for any amounts previously paid by Uniti pursuant to this Section 10.1(B). With respect to any dispute regarding the provisions of Section 8, if the Executive does not prevail (after exhaustion of all available arbitral remedies), no further reimbursement for legal fees and expenses shall be due to the Executive, and the Executive shall repay Uniti for any amounts previously paid by Uniti to the Executive hereunder pursuant to this Section 10.1(B) in respect of such dispute. No fees or expenses of the Executive shall be paid by Uniti with respect to any dispute or controversy as to the validity or enforceability of this Agreement, or any provision hereof, or in connection with the litigation of any issue arising under this Agreement in a court of law other than fees and expenses incurred by the Executive in enforcing an arbitration award entered in favor of the Executive in accordance with this Section 10.1(B).

10.2     Notices.

Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Board, the Compensation Committee, and Uniti:

Uniti Group Inc.

2101 Riverfront Drive, Suite A

Little Rock, Arkansas 72202

Attention: Chairman

To Executive: At Executive’s most recent address in the records of Uniti.

Section 11. Survival of Obligations and Remedies.

11.1     Survival of Obligations.

Upon the expiration of the Term of this Agreement in accordance with Section 2, no provision of this Agreement shall have any further force or effect and all obligations of Uniti and the Executive hereunder shall immediately terminate, except as follows:

(A)     Uniti shall be required to pay or provide to Executive, or the Beneficiary in the case of the death of the Executive, any benefits to which Executive became entitled under Section 7, by reason of a qualifying Termination Date (occurring during the Term), in accordance with the terms thereof, including benefits to be paid or provided within a specified number of calendar days following the Termination Date, which remain unpaid or unprovided following the expiration or the Term;

(B)     The provisions of Section 8 shall remain in full force and effect for the applicable periods of time specified in Section 8 with respect to the provisions thereof;

(C) The provisions of Section 9 shall remain in full force and effect so long as any rights or obligations of either party continue to exist under the Agreement; and

(D) The provisions of Sections 10, 11.2, and 12 shall remain in full force and effect with respect to rights and obligations existing on the Termination Date or that may arise thereafter in accordance with the foregoing clauses of this Section 11.1.

11.2     Remedies; Protective Covenants.

(A)     Executive’s sole and exclusive remedy with respect to any and all claims arising under this Agreement, for termination of Executive’s employment with the Uniti Group during the Term, and for breach hereof by Uniti shall be the right to receive the benefits provided for under Section 7, and such expenses as are provided for under Section 10.1, in each case, to which Executive is otherwise entitled pursuant to the terms and conditions hereof. Without limiting the foregoing, Executive’s sole and exclusive remedy for the failure of Uniti or the Uniti Group to provide compensation or expense reimbursement to Executive in an amount or form not in conformity with any one or more of the provisions of Section 5 or Section 6 is to seek recovery against Uniti pursuant to Section 10 for only such benefits, if any, that are expressly provided for consequent upon Executive’s termination of employment pursuant to the applicable provisions of Section 7. Executive’s employment with the Uniti Group is “at will” and may be terminated by the Board for any reason in its sole and absolute discretion in accordance with any applicable provision of Section 7 and the payment or provision of such benefits as may be required under this Agreement.

(B) Executive acknowledges and agrees that each and every covenant contained in Section 8 (the “Protective Covenants”) is reasonable in period, scope and geographical area and is necessary to protect the Uniti Group’s legitimate business interests and Confidential Information and that his compliance with each of the Protective Covenants is necessary to protect the Uniti Group from unfair injury. Executive agrees that he will notify Uniti Group in writing if he has, or reasonably should have, any questions regarding the applicability of the Protective Covenants. Executive further acknowledges and agrees that a breach of any of the Protective Covenants will result in irreparable and continuing harm and damage to the Uniti Group for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any of the Protective Covenants, each and every member of the Uniti Group shall be entitled to injunctive relief and to such other relief (whether at law or in equity) as a court of competent jurisdiction deems proper in the circumstances, in addition to any other remedy or relief to which any of them may be entitled. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the Uniti Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Notwithstanding any other provision of this Agreement, the obligations of each member of the Uniti Group under this Agreement are conditioned upon compliance by Executive with each of the Protective Covenants, and failure by Executive to comply with any of the Protective Covenants shall entitle each Uniti Group member to forfeit, terminate payment of, and, to the extent paid, recover immediately from Executive any Severance Benefits, benefits, amounts, expenses, or costs that may have been paid or would otherwise be owing to or vested in Executive, under Section 7 of this Agreement. Executive acknowledges that any forfeiture resulting under the provisions of this Agreement is reasonably related and proportional to the harm that the Uniti Group would sustain if he were to violate any of the Protective Covenants. Executive acknowledges that the Protective Covenants are a principal inducement for the willingness of Uniti to enter into this Agreement and make the payments and provide the benefits to Executive under this Agreement and that Uniti and Executive intend the Protective Covenants to be binding upon and enforceable against Executive in accordance with their terms, notwithstanding any common or statutory law to the contrary. Executive agrees that the obligations of Uniti under this Agreement (specifically including, but not limited to, the obligation to provide the Severance Benefits as provided herein) constitute sufficient consideration for the Protective Covenants.

Section 12. Miscellaneous.

12.1     Termination Procedures.

Any intended termination of Executive’s employment by either party shall be communicated by written Notice of Termination from the party initiating such termination to the other party hereto in accordance with Section 10.2. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Notices under Sections 7.3 and 7.6 shall include the information required thereunder.

12.2     Uniti Representations.

Uniti hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by Uniti of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Uniti. This Agreement is a legal, valid and legally binding obligation of Uniti enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Uniti of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of Uniti, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of Uniti under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of Uniti or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Uniti is a party or by which Uniti or any of its properties or assets may be bound or affected.

12.3     No Duplication.

In no event shall payments in accordance with this Agreement be made in respect of more than one of Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6.

12.4     No Offsets or Mitigation.

Except as otherwise provided in Section 11.2(B), Uniti’s obligation to make the payments provided for in Sections 7 or 10.1(B) of this Agreement and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Uniti Group may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.5     Entire Agreement; Effectiveness.

This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or their affiliates with respect to the subject matter hereof (including the Prior Agreement) and constitutes the entire agreement of the parties with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.6     Modification.

Except as otherwise provided in Section 12.8, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, or any provision of this Agreement waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives and in the case of Uniti by an officer specifically designated by the Board. No waiver by a party to this Agreement at any time of any breach by any party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.7     Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. In the event that any provision of this Agreement is held unenforceable, such provision shall be reformed so as to be enforced to the maximum extent possible, and if it is determined that it is not possible to reform any such provision of this Agreement, such provision shall be severed from this Agreement and the remainder of this Agreement shall be enforced to the full extent permitted by law.

12.8     Compliance with Section 409A.

(A)     It is intended that the payments and benefits provided under Section 7 of this Agreement shall be exempt from the application of the requirements of Section 409A. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Uniti Group shall not take any action that would be inconsistent with such intent. Specifically, any Severance Benefits payable pursuant to Section 7 above, to the extent they are required to be paid, and are actually or constructively received, during the period from the Termination Date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 409A and thus exempt from application of Section 409A by reason of the “short-term deferral” rule. To the extent payments are required to be paid commencing after that date, they are intended to constitute separate payments that are exempt from the application of Section 409A by reason of the exceptions under Sections 1.409A-1(b)(9)(iii) or 1.409A-1(b)(9)(v) of the Treasury Regulations, as applicable, to the maximum extent permitted by those provisions. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive.

(B)     Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee,” as determined under Uniti’s policy for determining specified employees on the Termination Date, all reimbursements or payments provided under Section 10.1(B), and any other payments or benefits provided hereunder that for any reason constitute a “deferral of compensation” within the meaning of Section 409A, that are provided upon a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Termination Date, shall instead be accumulated through and paid or provided (without interest) on the first business day following the six month anniversary of such Termination Date. Notwithstanding the foregoing, payments delayed pursuant to this Section 12.8(B) shall commence within 10 calendar days following Executive’s death prior to the end of the six-month period.

(C)     Although Uniti shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Uniti Group nor is respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive (or any other individual claiming a benefit through the Executive) as a result of this Agreement.

12.9     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.10     Withholding.

Any member of the Uniti Group may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes or payments as may be required pursuant to any law or governmental regulation or ruling or as may be expressly authorized by Executive to be withheld, deducted or reduced from those amounts.

12.11     Third Party Beneficiaries.

This Agreement is entered into for the benefit only of (i) Executive, (ii) Executive’s Beneficiary, and (iii) Uniti and the other members of the Uniti Group, and their successors, and no other parties shall have any rights hereunder, except as otherwise provided in Section 9.

12.12     Governing Law.

To the extent not preempted by federal law, the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arkansas (without giving effect to any conflicts of law principles of the State of Arkansas that would require the application of the laws of another jurisdiction).

12.13     Exclusive Severance Benefit.

Notwithstanding the foregoing provisions of this Agreement, and except as specifically provided herein, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any benefits under any severance or reduction-in-force plan, program, policy, agreement or arrangement maintained by Uniti or an affiliate (not including an equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may contain provisions operative on a termination of Executive’s employment or which may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment) and in lieu of any severance or separation pay benefit that may be required under applicable law.

(Signatures are on the following page)

IN WITNESS WHEREOF, Uniti and the Executive have executed this Agreement as of the date first above written.

UNITI GROUP INC.

By:
Name: [●]
Title: [●]
EXECUTIVE

Kenneth A. Gunderman

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between Kenneth Gunderman (“Executive”) and Uniti Group Inc. (“Uniti”) (collectively, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement dated as of August 1, 2025 (the “Agreement”);

WHEREAS, Executive is required to sign this Waiver and Release in order to receive certain payments contemplated under Section 7 of the Agreement (the “Separation Payment Benefits”) following his termination; and

WHEREAS, Uniti has agreed to sign this Waiver and Release.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	In consideration of the Separation Payment Benefits which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled but for the Waiver and Release (except as otherwise provided in the Agreement), Executive, on behalf of himself, his heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) Uniti, (ii) any companies controlled by, controlling or under common control with Uniti, and any predecessors, successors or assigns to the foregoing (together with Uniti, the (“Uniti Group”), (iii) the Uniti Group’s compensation, employee benefit, incentive (including, but not limited to, any individual incentive, project incentive, annual incentive, long-term incentive, equity incentive and annual bonus), deferred compensation, pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (v) any of the Uniti Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors, representatives or assigns (collectively (i) — (v) the “Released Parties”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, in law or in equity, fixed or contingent, known or unknown, which Executive now has or may have had whether or not based on or arising out of Executive’s employment relationship with the Uniti Group or the cessation of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release. Executive acknowledges and understands that in the event Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), or a similar state, local or federal agency, the Occupational Safety and Health Administration (“OSHA”), the Secretary of Labor, or other similar governmental agency or authority, Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Released Parties as a result of such charge or complaint, except as provided for by the Employee Protections (as defined in the Agreement). Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, fixed or contingent, including, but not limited to, the following:

a.	Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with Executive’s hiring by the Uniti Group, employment with the Uniti Group or the cessation of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Released Parties, including, but not limited to, those with the EEOC, or any analogous state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Release Parties; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Released Parties; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Released Parties; (x) any claim on account of, arising out of or in any way connected with any employment or change-in-control agreement between Executive and the Released Parties, including but not limited to stock options, restricted shares, performance-based restricted stock units, bonuses, incentive payments, commissions, and/or continued salary payments; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract; (b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress; (h) promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy;  (q) negligence, negligent hiring, retention or supervision; and (r) constructive discharge; and

b.	Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e), et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101, et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; and any other state or local law; and

c.	Those arising out of the Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.	Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.

2.	The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing the release of claims. Accordingly, Executive hereby acknowledges that:

a.	Executive was advised of his right to consult with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so. Executive represents that Executive has read and fully understands all of the provisions of this Waiver and Release. Executive represents that Executive is voluntarily signing this Waiver and Release.

b.	Executive has been offered at least twenty-one (21) days in which to review and consider this Waiver and Release.

c.	Executive waives any right to assert any claim or demand for reemployment with the Released Parties.

3.	Executive has a period of seven (7) calendar days following the execution of this Waiver and Release during which Executive may revoke this Waiver and Release by delivering written notice to Uniti at the following address:

Attention: Chairman or General Counsel
Uniti Group Inc.
2101 Riverfront Drive, Suite A
Little Rock, Arkansas 72202

Executive understands that if he revokes this Waiver and Release, it will be null and void in its entirety, and Executive shall not be entitled to any Separation Payment Benefits. This Waiver and Release is effective on the 8th day following the end of the revocation period described in this Paragraph 3, provided Executive has signed and not revoked this Waiver and Release (the “Effective Date”).

4.	Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage, if any, to which he was entitled immediately prior to the Effective Date of this Waiver and Release with regard to his service as an officer or director of any member of the Uniti Group; (ii) Executive’s rights under the Indemnification Agreement with Uniti dated as of August 1, 2025; (iii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Uniti Group or under the Consolidated Omnibus Budget Reconciliation Act of 1985; (iv) Executive’s and Uniti’s rights and obligations under Sections 7 and 8 of the Agreement, which are intended to survive cessation of employment; and (v) pursuing any claims which cannot be released by private agreement, including those subject to the Employee Protections.

5.	In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that the Released Parties shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Released Parties have an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Released Parties shall be entitled to an award of all costs and attorneys’ fees incurred by the Released Parties in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Released Parties ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Released Parties subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse Uniti for the value of all Separation Payment Benefits received to the fullest extent permitted by law.

6.	The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the Uniti Group and Executive have expressly denied any such liability or wrongdoing. Executive agrees that he is not eligible for re-employment by Uniti Group under any circumstances, and in any event Executive agrees he shall not apply for reemployment with the Uniti Group.

7.	Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

8.	The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

9.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Arkansas, without regard to any applicable state’s choice of law provisions.

10.	Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Uniti Group or by any of the Released Parties with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

11.	This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE, THIS
WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

KENNETH GUNDERMAN	UNITI GROUP INC.
[DO NOT SIGN UNTIL AFTER SEPARATION DATE]
Signed:	Signed:
Print Name:	Title:
Date:	Date: